Exhibit 5.1

April 4, 2005

First Avenue Networks, Inc.

230 Court Square, Suite 202

Charlottesville, VA 22902

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with Amendment No. 2 to a registration statement on Form S-3/A (the “Registration Statement”), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of shares of Common Stock, $0.001 par value (the “Common Stock”), of First Avenue Networks, Inc., a Delaware corporation (the “Company”), comprising (i) 50,172,405 shares of the Company’s Common Stock (the “Issued Shares”) and (ii) up to 11,213,041 shares of Common Stock issuable upon the exercise of common stock purchase warrants (the “Warrants”). The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares,” and the Warrant Shares, together with the Issued Shares, are referred to herein collectively as the “Registrable Shares.”

We understand that the Registrable Shares are being registered to permit the resale of such Common Stock by the holders thereof from time to time after the effective date of the Registration Statement.

For purposes of this opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary. We have assumed that no issuance of the shares issuable upon exercise of the Warrants will result in the issuance by the Company of shares in excess of its authorized Common Stock and that the price received by the Company for such shares will not be less than the par value thereof.

We express no opinion as to the applicability of, compliance with, or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based on the foregoing, we are of the opinion that:

1. The Issued Shares are duly authorized, validly issued, fully paid, and non-assessable.

First Avenue Networks, Inc.	April 4, 2005

2. The Warrant Shares have been duly authorized, and when issued out of the Company’s duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Warrants, and the Company has received the consideration therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Opinion.”

It is understood that this opinion is to be used only in connection with the offer and sale of the Registrable Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP